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                                                                     Exhibit 8.1

                              As of April 7, 2006

Boston Capital Real Estate Investment Trust, Inc.
c/o Boston Capital Corporation
One Boston Place, Suite 2100
Boston, MA  02108-4406

Ladies and Gentlemen:

     This opinion letter is being furnished to you in connection with your filing of Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 4 to the Registration Statement on Form S-11 (Registration No. 333-108426) (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the sale of up to 105,000,000 shares of common stock, par value $0.001 per share (the "Shares"), of Boston Capital Real Estate Investment Trust, Inc. (the "Company"). This opinion letter addresses the Company's qualification as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of certain matters discussed in the Registration Statement under the heading "Material United States Federal Income Tax Considerations."

     In rendering the following opinions, we have reviewed and relied upon the Articles of Incorporation and Bylaws of the Company. For purposes of our opinion, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinion, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, and (vi) the accuracy and completeness of all records made available to us.

     We also have reviewed and relied upon the representations and covenants of the Company contained in a letter that they provided to us in connection with the preparation of this opinion (the "REIT Certificate") regarding the formation and operation of the Company and other matters affecting the Company's ability to qualify as a REIT. We have neither investigated nor verified such representations and the Company's ability to comply with such covenants, and we assume that each such representation and covenant is and will be true, correct and complete, that the Company and any subsidiaries are and will be owned and operated in accordance with the REIT Certificate and that all representations and covenants that speak to the best of the belief and/or knowledge of any person(s) or party(ies), or are subject to similar qualification, are and will continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of the

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Company, we assume that the Company will in fact be owned and operated in accordance with such stated intent.

     Under Sections 856(a)(6) and 856(h) of the Code, no five or fewer individuals (as defined in Code Section 542(a)(2) and taking into account the look through rule of Code Section 856(h)(3)) can own during the last half of any taxable year more than fifty percent in value of the outstanding shares of the capital stock of a REIT directly, indirectly, or through the application of the attribution rules of Code Section 544 (as modified by Code Section 856(h)(1)(B)), other than with respect to the first taxable year for which a REIT election is made ("Five/Fifty Requirement"). As of the date of this opinion, more than fifty percent in value of the outstanding shares of the capital stock of the Company is owned directly, indirectly, or through attribution by five or fewer individuals. If the Company does not satisfy the Five/Fifty Requirement by June 30, 2006 (and for the remainder of 2006), it will not qualify as a REIT for 2006 and subsequent taxable years.

     Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that (i) the Company's current form of organization and its prior and proposed ownership and operations as described in the REIT Certificate will allow it to satisfy the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the Company's taxable year ending December 31, 2005 and for subsequent taxable years, provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for such qualification, and (ii) the statements set forth under the heading "Material United States Federal Income Tax Considerations" in the Registration Statement, insofar as such statements constitute matters of law, summaries of legal matters, legal documents, contracts or legal proceedings, or legal conclusions, are correct in all material respects and do not omit to state a matter of law necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   * * * * * *

     We express no opinion other than the opinions expressly set forth herein. Our opinion is not binding on the Internal Revenue Service or a court, and the Internal Revenue Service or a court may disagree with our conclusion. Our opinion is based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretation thereof, all as in effect as of the date of this opinion. Changes in applicable law could cause the federal income tax treatment of the Company to differ materially and adversely from the treatment described above and render the tax discussion in the Registration Statement incorrect or incomplete.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to Goodwin Procter LLP under the caption "Material United States Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent

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is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC.

     Our opinion is rendered solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and may not be relied upon for any other purpose without our prior written consent.


                                             Very truly yours,

                                             /s/ Goodwin Procter LLP

                                             Goodwin Procter LLP